Exhibit 1(a)

EXECUTION COPY

AGREEMENT

     This Agreement, dated as of January 13, 2003 (the “Amendment”), between American Standard Companies Inc. (the “Company”), The Bank of New York (“BONY”) and Citibank, N.A. (“Citibank”) amends the Rights Agreement, dated as of January 5, 1995 (the “Rights Agreement”), between the Company and Citibank.

     WHEREAS, the Company has determined that it is in the Company’s best interest to replace Citibank as the existing Rights Agent with BONY as the new Rights Agent; and

     WHEREAS, BONY has agreed to accept the appointment as Rights Agent under the Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     Section 1. Certain Defined Terms. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Rights Agreement and any exhibits attached thereto. The terms “Citibank, N.A.” and “Rights Agent” used in the Rights Agreement and all of the exhibits attached thereto and this Amendment shall mean “The Bank of New York”.

     Section 2. Acceptance of Appointment as Right Agent. The Bank of New York hereby agrees to be bound to all of the terms and conditions and assumes the same rights and obligations as held by Citibank, N.A. under the Rights Agreement, the exhibits thereto and this Amendment.

     Section 3. Notices. The address for notices to the Rights Agent set forth in Section 25 of the Rights Agreement shall be replaced with the following address: The Bank of New York, 101 Barclay Street — 11E, New York, New York 10286; Attention: Stock Transfer Administration.

     Section 4. Benefits of this Amendment. Nothing in this Amendment shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, registered holders of the Common Stock) any legal or equitable right, remedy or claim under this Amendment; but this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificate (and, prior to the Distribution Date, registered holders of the Common Stock).

     Section 5. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that notwithstanding anything in this Agreement to the contrary, if any such term is held by such court or authority to be invalid, void or unenforceable and the Board of Directors of the Company determines in its good faith judgment that severing the invalid language from this Amendment would adversely affect the purpose or effect of this Amendment or the Rights Agreement, the right of redemption set forth in Section 23 of the Right Agreement shall be reinstated and shall not expire until the Close of Business on the tenth Business Day following the date of such determination by the Board of Directors.

     Section 6. Governing Law. This Amendment and each Right Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

     Section 7. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. This Agreement may be executed by facsimile signature.

     Section 8. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

AMERICAN STANDARD COMPANIES INC.
ATTESTATION:

	/s/ Mary Jane Mahoney	By:	/s/ R. Scott Massengill

	Mary Jane Mahoney		Name: R. Scott Massengill
Title: Vice President and Treasurer

	ATTESTATION:		THE BANK OF NEW YORK

	/s/ Edward I. Zimmons	By:	/s/ Alexander Pabon

	Edward I. Zimmons		Name: Alexander Pabon
Title: Assistant Vice President

ACCEPTED AND AGREED TO AS OF THE DAY AND YEAR FIRST WRITTEN ABOVE:

	CITIBANK, N.A		ATTESTATION:

By:	/s/ Clifford Kendelhardt		/s/ Robert Kirschner

	Name: Clifford Kendelhardt		Robert Kirchner
	Title: Vice President		Vice President

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